                                                                   Exhibit 10.17

                            MILLENNIUM CHEMICALS INC.
                     2003 EXECUTIVE LONG TERM INCENTIVE PLAN

                                 Effective as of
                                 January 1, 2003

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Article 1      PURPOSE...................................................     1

Article 2      DEFINITIONS...............................................     1

Article 3      ELIGIBILITY AND PARTICIPATION.............................     7

Article 4      AWARD TARGET..............................................     7

Article 5      EARNING, VESTING AND DISTRIBUTION OF AWARDS...............     8

Article 6      AWARDS....................................................     8

        6.1       Goal-based Award Targets...............................     8

        6.2       Goals..................................................     8

        6.3       Establishment of Requirements..........................     9

        6.4       Committee Certification................................     9

        6.5       Earned Awards..........................................     9

        6.6       Requirement of Employment..............................     9

Article 7      TERMINATION OF EMPLOYMENT.................................     9

        7.1       Termination of Employment..............................     9

        7.2       Certain Former Participants............................    10

Article 8      CHANGE IN CONTROL.........................................    10

Article 9      MANDATORY DEFERRALS.......................................    10

Article 10     ADJUSTMENTS...............................................    11

Article 11     ADMINISTRATION............................................    11

        11.1      Responsibility.........................................    11

        11.2      Delegation of Authority................................    11

        11.3      Determinations and Interpretations by the Committee....    11

Article 12     CLAIMS....................................................    12

        12.1      Claims Procedure.......................................    12

        12.2      Claims Review Procedure................................    12

                               TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----
Article 13     GENERAL PROVISIONS........................................    12

        13.1      Withholding Taxes......................................    12

        13.2      Assignability and Transferability......................    13

        13.3      Funding................................................    13

        13.4      No Right, Title, or Interest in Company Assets.........    13

        13.5      No Right to Continued Employment.......................    14

        13.6      Governing Law..........................................    14

Article 14     AMENDMENT AND TERMINATION.................................    14

        14.1      Right to Amend, Suspend or Terminate...................    14

        14.2      Termination............................................    14

        14.3      No Impairment..........................................    14

   APPENDIX I - Strategic Goals-based Award and Shareholder Return Goals-based
               Award for the Performance Period 2003 through 2005

                            MLLENNIUM CHEMICALS INC.
                     2003 EXECUTIVE LONG TERM INCENTIVE PLAN

                                    ARTICLE 1
                                     PURPOSE

          The purpose of this Millennium Chemicals Inc. 2003 Executive Long Term Incentive Plan (the "Plan") is to align executive management's strategic and operational decisions and the implementation of those decisions to successfully create value for the shareholders and generate total shareholder return and stock price performance that is competitive with chemical industry peers. The Plan is also designed to provide a competitive level of long term incentive opportunity to attract, retain and motivate certain key employees of Millennium Chemicals Inc. (together with its successors, the "Company") and its subsidiaries in order to increase the profitability of the Company and its affiliates. The Plan became effective as of January 1, 2003 and shall continue, as amended from time to time, unless terminated by the Company.

                                    ARTICLE 2
                                   DEFINITIONS

          In addition to the terms specifically defined elsewhere in the Plan, the following terms shall have the respective meanings indicated (unless the context indicates otherwise):

          "Affiliate" means any corporation, partnership, limited liability company or other business entity in respect of which the Company owns, directly or indirectly, the outstanding securities or other ownership interests representing fifty percent (50%) or more of the combined voting power, equity or capital interests of such entity.

          "Annual Plan" means the Millennium Chemicals Inc. Annual Performance Incentive Plan, the Omnibus Plan or any successor plan pursuant to which annual incentive bonus awards are granted generally to key executives of the Company and its subsidiaries.

          "Award" means, collectively, any Strategic Goals Award and Shareholder Return-based Award.

          "Award Date" means the date on which Awards are finally determined as specified in Section 6.5 below following the end of a Performance Period, and generally follows as soon as practicable the date upon which annual incentive bonus awards are paid to executives under the Annual Plan (or, if bonuses are not paid or earned in the last Plan Year of a Performance Period, the date that bonuses would have been paid if bonuses were earned).

          "Award Distribution Date" means the date on which Awards are distributed or deferred pursuant to Article 9 as soon as reasonably practicable following the Award Date.

          "Board of Directors" means the Board of Directors of the Company.

          "Cause" means, with respect to a participant's termination of employment with the Employer:

          (a) in the case where there is no employment agreement, change in control agreement or similar agreement in effect between the Employer and the participant immediately prior to such termination of employment, or where there is an employment agreement, change in control agreement or similar agreement in effect immediately prior to such termination of employment but such agreement either does not define cause (or words of like import) or a cause termination would not be permitted under such agreement at that time because other conditions were not satisfied, termination due to a participant's dishonesty, fraud, insubordination, willful misconduct, refusal to perform services (for any reason other than illness or incapacity) or materially unsatisfactory performance of his or her duties for the Employer; or

          (b) in the case where there is an employment agreement, change in control agreement or similar agreement in effect between the Employer and the participant immediately prior to such termination of employment that defines cause (or words of like import) and a cause termination would be permitted under such agreement at that time, termination that is or would be deemed to be for cause (or words of like import) as defined under such agreement; provided, that with regard to any agreement that conditions cause on occurrence of a change in control, such definition shall not apply until a change in control actually takes place and then only with regard to a termination on or after such change in control or a termination within six months prior thereto.

          "Change in Control" means the first of any of the following to occur with respect to the Company:

          (a) any "person" as such term is used in Sections 13(d) and 14(d) of the 1934 Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the "beneficial owner" (as defined in Rule 13d-3 under the 1934
               Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities;

          (b) during any period of two consecutive years (not including any period prior to October 1, 1996), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c), or (d) of this paragraph or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company) whose election by the Board of Directors or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors;

          (c) the merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person (other than those covered by the exceptions in (a) above) acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control; or

          (d) the shareholders of the Company approve a plan of complete liquidation of the Company or the closing of the sale or disposition by the Company of all or substantially all of the Company's assets other than the sale or disposition of all or substantially all of the assets of the Company to one or more Subsidiaries (as defined below) of the Company or to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or disposition, provided, however, (y) the sale or disposition of all or any part of the Company's interests in Equistar Chemicals, LP ("Equistar") (and all subsequent sales and dispositions of any securities or assets received as proceeds thereof, or as proceeds of proceeds) shall not be deemed to constitute a Change in Control, and (z) if the Company sells or disposes of all or any part of the Company's interests in Equistar indirectly (either through the sale or other disposition of any entity that owns, directly or indirectly, all or any part of the Company's interests in Equistar, or otherwise), then the sale or disposition of the Company's interests in Equistar (and all subsequent sales and dispositions of any securities or assets received as proceeds thereof, or as proceeds of proceeds) shall be ignored and disregarded in determining whether any such Change in Control has occurred. By way of illustration, if an indirect subsidiary of the Company that owns the Company's interests in Equistar together with certain other assets is sold, then, in determining whether a Change in Control has occurred, all relevant determinations shall be made pursuant to the assumption that (y) such subsidiary owns only such other assets, and (z) neither such subsidiary nor the Company owns, either directly or indirectly, the interests in Equistar. "Subsidiary" has the meaning set forth in Section 424(f) of the Code, as amended or superseded, and the term shall also include any partnership, limited liability company or other business entity if the Company owns, directly or indirectly, securities or other ownership interests representing at least fifty percent (50%) of the ordinary voting power or equity or capital interests of such entity.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Committee" means the Compensation Committee of the Board of Directors or such other committee as may be appointed by the Board of Directors. Unless the Board of Directors determines otherwise, the Committee shall be comprised solely of not less than two members who each shall qualify as (a) a "non-employee director" within the meaning of Rule 16b-3(b) (3) (or any rule which amends or supersedes such rule) under the 1934 Act and (b) an "outside director" within the meaning of Section 162(m) of the Code.

          "Common Stock" means the common stock, $.01 par value, of the Company, subject to adjustment as provided in Article 10.

          "Employer" means the Company, Millennium America Holdings Inc., Millennium Inorganic Chemicals Inc., Millennium Petrochemicals Inc., Millennium Specialty Chemicals Inc. and any other Affiliate authorized by the Board of Directors to participate in the Plan, and any successor thereto.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "Executive Officer" means an individual who is an employee of an Employer holding the office of Senior Vice President or higher.

          "Fair Market Value" means, for purposes of the Plan, unless otherwise required by any applicable provision of the Code or any regulations issued thereunder, as of any date, the closing price reported for a share of Common Stock on the applicable date (a) as reported by the principal national securities exchange in the United States on which it is then traded, or (b) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the National Association of Securities Dealers.

          "Good Reason" means, with respect to a participant's termination of employment with the Employer:

          (a) in the case where there is no employment agreement, change in control agreement or similar agreement in effect between the Employer and the participant immediately prior to such termination of employment, or where there is an employment agreement, change in control agreement or similar agreement in effect immediately prior to such termination of employment but such agreement either does not define good reason (or words of like import) or a good reason termination would not be permitted under such agreement at that time because other conditions were not satisfied, a voluntary termination due to a reduction by the Employer in the participant's base salary or "Individual Target Award" as defined in the Annual Plan (without the participant's written consent), other than a reduction which is part of a general cost reduction program affecting similarly situated employees of the Employer and which does not exceed twenty percent (20%) of the participant's base salary in the aggregate; or

          (b) in the case where there is an employment agreement, change in control agreement or similar agreement in effect between the Employer and the participant immediately prior to such termination of employment that defines good reason (or words of like import) and a good reason termination would be permitted under such agreement at that time, termination that is or would be deemed to be for good reason (or words of like import) as defined under such agreement; provided, that with regard to any agreement that conditions good reason on occurrence of a change in control, such definition shall not apply until a change in control actually takes place and then only with regard to a termination on or after such change in control or a termination within six months prior thereto.

          "1934 Act" means the Securities Exchange Act of 1934, as amended from time to time.

          "Officer" means an individual who is an employee of an Employer holding the office of Vice President.

          "Omnibus Plan" means the Millennium Chemicals Inc. 2001 Omnibus Incentive Compensation Plan effective January 26, 2001, as amended from time to time.

          "Performance Period" means a period of three (3) consecutive Plan
Years.

          "Plan Year" means the calendar year.

          "Stock Unit" means the notational equivalent of one share of Common Stock, the value of which is determined by and varies with the value of Common Stock as further specified herein.

          "Shareholder Return Goal" means any objective shareholder return goal, formula or standard in respect of a Performance Period established by the Committee consistent with the terms hereof and the terms of the Omnibus Plan, which shall be based on one or more of the following criteria applicable to the Company' Common Stock, or any one or more other performance measures selected by the Committee in its sole discretion consistent with the terms of the Omnibus
Plan: (i) Total Shareholder Return ("TSR") of the Company's Common Stock in a Performance Period relative to the TSR of the Company's peers in the chemical industry, the specific companies in said peer group to be determined by the Committee, and (ii) increase in the Fair Market Value of the Company's Common Stock over a Performance Period. The Shareholder Return Goals for the Performance Period 2003-2005 are set out in Part B of Appendix I.

          "Strategic Goal" means any objective strategic goal, formula or standard in respect of a Performance Period established by the Committee consistent with the terms hereof and the terms of the Omnibus Plan, which may incorporate (to the extent permitted under Section 162(m) of the Code) provisions for disregarding or adjusting for changes in accounting methods, corporate transactions (including but not limited to dispositions and acquisitions) and other similar types of events or circumstances, and which shall be based on one or more of the following criteria applicable to the Company, any of its Affiliates, and any of their respective business units, or any one or more other performance measures selected by the Committee in its sole discretion consistent with the terms of the Omnibus Plan: (i) the attainment of certain target levels of operating profit;

(ii) the attainment of a specified debt to capital ratio; or (iii) the successful repositioning of Millennium's portfolio of businesses, including effective acquisitions and disposals, consistent with the Company's strategy. The Strategic Goals for the Performance Period 2003-2005 are set out in Part A of Appendix I.

          "Total and permanent disability", with respect to a participant, has the same meaning that such term (or similar term) has under the Employer's long term disability plan applicable to such participant.

          "Total Shareholder Return" means, with respect to the Company or a member of the Peer Group, as the case may be, the compounded return over the three year Performance Period, including reinvested dividends. The final result is compared to the Peer Group with a numeric ranking of peers from top TSR return to bottom TSR return as specified in Part B of Appendix I.

          "Trustee" means the corporate trustee appointed from time to time by the Company to administer the Millennium America Holdings Inc. Long Term Incentive Plan and Executive Long Term Incentive Plan Trust established in connection with the Plan.

          "Vesting Date" means the same date as the Award Distribution Date.

                                    ARTICLE 3
                          ELIGIBILITY AND PARTICIPATION

          Participation in the Plan in respect of each Plan Year shall be determined by the Committee in its sole discretion. Eligibility for participation in the Plan shall be limited to any individual who is employed by an Employer as an Executive Officer or Officer. The adoption of the Plan shall not be deemed to give any person a right to participate herein. Participation in the Plan in respect of any Plan Year shall not be deemed to give any person a right to participate in the Plan in any other Plan Year. All Awards granted under this Plan are granted under and pursuant to the Omnibus Plan, and this plan document is intended to specify the terms and conditions of the Awards as granted under the Omnibus Plan.

                                    ARTICLE 4
                                  AWARD TARGET

          With respect to each Plan Year, the Committee shall establish in writing the ELTIP Reference Percentage and Award Target for each participant or class of participants.

          (a) "ELTIP Reference Percentage" means a percentage established by the Committee in accordance with this Article 4.

          (b) "Award Target" means an amount equal to the ELTIP Reference Percentage multiplied by a participant's base salary at the beginning of the relevant Performance Period.

                                    ARTICLE 5
                   EARNING, VESTING AND DISTRIBUTION OF AWARDS

          5.1 A participant shall earn an Award under the Plan by meeting the requirements specified herein; except that (i) no award shall be earned unless the Company has distributed dividends on its Common Stock during each quarter year of the Performance Period at a rate per share equal to or higher than the rate in effect during the first quarter year of the Performance Period, unless the Board certifies that it has reduced the dividend rate for reasons that do not involve a deterioration of the overall financial position or prospects of the Company, and (ii) all awards are subject to final review by the Committee, which may reduce any and all awards at its complete discretion.

          5.2 A participant shall fully vest in his or her earned Award in respect of a Performance Period on the Award Distribution Date for that Performance Period.

          5.3 Distribution of an Award shall be made in cash and shares of Common Stock on the Award Distribution Date (or as soon as practicable thereafter, once all required withholding taxes are paid as provided in Section
13.1 hereof). The adjusted amount of the Award to be distributed, withheld pursuant to Section 13.1 hereof, and/or deferred pursuant to Article 9 hereof (the "Adjusted Award") shall be determined by dividing the Award by the average daily closing price of Common Stock on the New York Stock Exchange on each trading day during the relevant Performance Period (the "Average Stock Price"), and multiplying the result by the closing price on the New York Stock Exchange on the trading day immediately preceding the Award Distribution Date (the "Closing Stock Price"). The number of shares of Common Stock to be distributed shall be determined by dividing sixty percent (60%) of the undeferred portion of the Adjusted Award (the "Net Award") by the Closing Stock Price and rounding the result down to the nearest whole share. The amount of cash to be utilized for tax withholding as provided in Section 13.1 hereof, and, to the extent any such cash is not so withheld, distributed, shall be determined by multiplying number of whole shares to be distributed by the closing Stock Price and subtracting the result from the Net Award.

                                    ARTICLE 6
                                     AWARDS

          6.1 Goals-based Award Targets. For each Performance Period fifty percent (50%) of each participant's Award Target shall be the "Strategic Goals-based Award Target", and fifty percent (50%) of each participant's Award Target shall be the "Shareholder Return Goals-based Award Target" (together the "Goals-based Award Targets").

          6.2 Goals. With respect to each Performance Period, the Committee shall establish in writing one or more Strategic Goals that must be attained for a participant or class of participants to earn all or part of the Strategic Goals-based Award Target, and one or more Shareholder Return Goals that must be attained for a participant or class of participants to earn all or part of the Shareholder Return-based Award Target.

The Committee shall prescribe one or more formulas to determine the percentage (including a maximum percentage) of each such Goals-based Award Targets, or the individual Strategic Goals and Shareholder Return Goals that are components thereof, that may be earned based upon the degree of attainment of the Strategic Goals and Shareholder Return Goals during such Performance Period. The Committee shall specify the minimum goals that shall be attained before any Goals-based Award Target may be earned. If the Committee fails to specify such a minimum, the Goals-based Award Targets established by the Committee shall be deemed to be minimums, unless the Committee determines otherwise at any time in its sole discretion. The Strategic Goals and Shareholder Return Goals for the Performance Period 2003 through 2005 are attached hereto as Appendix I.

          6.3 Establishment of Requirements. With respect to each Performance Period, the Committee's establishment of the ELTIP Reference Percentage, Award Target, Goals-based Award Targets, and the formula to determine the percentage of the Goals-based Award Targets to be earned based upon the degree of attainment of the established Strategic Goals and Shareholder Return Goals shall be made no later than March 31 of each the first Plan Year in each Performance Period (or such later date as permitted by the Committee), and after such date the Committee shall not increase the amount of the Goals-based Award Targets established under this Section 6.3 for such Performance Period.

          6.4 Committee Certification. As soon as administratively practicable following the end of each Performance Period, the Committee shall determine in its sole discretion whether the Strategic Goals and Shareholder Return Goals established for each participant or class of participants have been attained and shall certify the degree of such attainment in writing or in the minutes of the Committee.

          6.5 Earned Awards. The Award or Awards earned by a participant for a Performance Period shall be equal to the percentage of such participant's such Goals-based Award Targets established under Section 6.2 above that corresponds with the degree of attainment certified by the Committee pursuant to Section 6.4 above . Unless otherwise specified by the Committee, no Awards shall be earned by or distributed to a participant with respect to any Performance Period unless the minimum Strategic Goals and/or Shareholder Return Goals for such participant or class of participants is attained for such Performance Period.

          6.6 Requirement of Employment. Except as otherwise provided in Section
7.1 and Article 8, Awards may be earned only by a participant who is an active employee of an Employer on the last day of the Performance Period.

                                    ARTICLE 7
                            TERMINATION OF EMPLOYMENT

          7.1 Termination of Employment. Except as otherwise provided in Article 8, a participant does not earn an Award in the event such participant terminates employment with respect to all Employers prior to the last day of the Performance Period with respect to such Award; provided, however, that a participant whose employment is terminated prior to such date (a) as a result of such participant's death or total and permanent disability, (b) on or after attaining age 50 with at least 15 years of service, or on or after attaining 55 with at least 10 years of service, with one or more Employers and their Affiliates and predecessors thereof (or such other age and/or service requirements as the Committee in its sole discretion determines), (c) under such other circumstances that the Committee in its sole discretion deems appropriate,
(d) by all Employers other than for Cause, except as provided in Section 13.2(b), or (e) by such participant for Good Reason, shall continue to participate in the Plan subject to its terms; and, provided, further, that a participant whose employment is terminated on or before the end of such Performance Period for any of the reasons specified in clauses (a) through (e) above shall continue to participate in the Plan, subject to its terms, to the extent of a pro-rata portion of such Award based on the number of full months of service in such Performance Period prior to such termination.

          7.2 Certain Former Participants. For purposes of the Plan, the term "participant" shall include an individual (a) with respect to whom any Award has been allocated but not yet vested or forfeited and (b) whose employment was terminated with respect to all Employers prior to the Vesting Date with respect to any Award but who is entitled to continue to participate in the Plan pursuant to Section 7.1, above.

                                    ARTICLE 8
                                CHANGE IN CONTROL

          Not withstanding any other provision of this Plan, in the event of a Change in Control of the Company, the Award Target with respect to the Performance Period in which the Change in Control of the Company occurs shall immediately be deemed to have been earned and vested, and shall be distributed, either in shares of Common Stock or an equivalent value in cash, as determined in the Committee's sole discretion, to the participant as soon as practicable after a Change in Control of the Company. The number of shares of Common Stock to be distributed to any participant shall be determined by dividing the Award Target by the closing price of the Common Stock on the New York Stock Exchange on the date the Change in Control occurs.

                                    ARTICLE 9
                               MANDATORY DEFERRALS

          Notwithstanding Section 5.3 and subject to Article 8, the Committee may require a participant to defer all or a portion of any distribution of an Award in any case where the Company anticipates that such payment or portion thereof would be nondeductible pursuant to Section 162(m) of the Code (the "Deferred Amount"). The Deferred Amount shall be held in cash, and interest shall accrue on the Deferred Amount from the date of deferral (which is the Award Distribution Date) until the date of payment at an annual rate equal to the base commercial lending rate announced by Chase Manhattan Bank in effect from time to time during the period of such deferral. When the

Award is paid it shall be paid in cash, or cash and Common Stock at the discretion of the Committee based on the Fair Market Value of the Common Stock on the Award Distribution Date.

                                   ARTICLE 10
                                   ADJUSTMENTS

          Subject to Article 8, in the event there is any change in the Common Stock, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or cash dividends to shareholders of the Company (an "Adjustment Event"), the number of undistributed Stock Units, if any, shall be appropriately adjusted (rounded down to the nearest one hundredth of a share) by the Committee in its sole judgment so as to give appropriate effect to such Adjustment Event.

                                   ARTICLE 11
                                 ADMINISTRATION

          11.1 Responsibility. The Committee shall be the administrator of the Plan. The Committee shall have the responsibility, in its sole discretion, to control, operate, manage and administer the Plan in accordance with its terms and shall have all the discretionary authority that may be necessary or helpful to enable it to discharge its responsibilities with respect to the Plan.

          11.2 Delegation of Authority. The Committee may delegate in writing to one or more of its members, or to one or more agents, such administrative duties and powers, including any duty or power under Articles 3 through 6, as it may deem advisable. In addition, the Committee or any such delegate may employ one or more persons to render advice with respect to any responsibility the Committee or such delegate may have under the Plan. The Committee or any such delegate may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Notwithstanding the foregoing, the Committee may not delegate any duties if such delegation would be in contravention of Rule 16b-3 or other applicable rules under Section 16(b) of the 1934 Act.

          11.3 Determinations and Interpretations by the Committee. All determinations and interpretations made by the Committee in good faith shall be binding and conclusive on all Participants and their heirs, successors and legal representatives. In the event this Plan conflicts in any way with any provision of the Omnibus Plan, the terms of the Omnibus Plan shall supercede the terms of this Plan, as this Plan and all Awards under this Plan are granted under the Omnibus Plan.

                                   ARTICLE 12
                                     CLAIMS

          12.1 Claims Procedure. If any participant or his or her designated beneficiary has a claim for amounts which are not being paid, such claimant may file with the Committee a written claim, in such form as is provided or approved by the Committee, setting forth the amount and nature of the claim, supporting facts, and the claimant's address. The Committee shall notify each claimant of its decision in writing by registered or certified mail within ninety (90) days after its receipt of a claim, unless special circumstances require an extension of time for processing the claim. If such an extension of time is required, written notice of the extension shall be furnished to the claimant prior to the termination of the initial ninety (90) day period, which notice shall specify the special circumstances requiring an extension and the date by which a final decision will be reached (which date shall not be later than one hundred eighty
(180) days after the date on which the claim was filed). If a claim is denied, the written notice of denial shall set forth the reasons for such denial, refer to pertinent Plan provisions on which the denial is based, describe any additional material or information necessary for the claimant to realize the claim, and explain the claim review procedure under the Plan.

          12.2 Claims Review Procedure. A claimant whose claim has been denied or such claimant's duly authorized representative may file, within sixty (60) days after notice of such denial is received by the claimant, a written request for review of such claim by the Committee. If a request is so filed, the Committee shall review the claim and notify the claimant in writing of its decision within sixty (60) days after receipt of such request. In special circumstances, the Committee may extend for up to sixty (60) additional days the deadline for its decision. The notice of the final decision of the Committee shall include the reasons for its decision and specific references to the provisions of the Plan on which the decision is based. The decision of the Committee shall be final and binding on all parties.

                                   ARTICLE 13
                               GENERAL PROVISIONS

          13.1 Withholding Taxes. By participation in the Plan, each participant shall be deemed to (a) agree to reimburse the Employer for any taxes required by any governmental regulatory authority to be withheld or otherwise deducted by such entity in respect of the payment of any amounts hereunder, and (b) authorize the Employer to withhold an amount sufficient to pay such taxes from any Award paid or payable to the participant or on the participant's behalf in any manner determined by the Committee in its sole discretion, including, with respect to a Goals-based Award, by withholding from the cash portion of any award or selling sufficient shares of Common Stock attributable to such Award at such price(s) and on such terms as the Committee in its sole discretion may determine, or repurchasing shares at the Fair Market Value of Common Stock. If the Committee does not determine or specify any particular withholding methodology, the Employer shall withhold from the cash potion of any award and, if such amount is not sufficient, the participants shall pay the remainder thereof in cash.


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


          13.2 Assignability and Transferability.

          (a) No interest in the Plan shall be assignable or transferable by a participant other than by will or the laws of descent and distribution. Any purported assignment or transfer of an interest in the Plan to a creditor of a participant shall be null and void, and such interest may be forfeited at the discretion of the Committee.

          (b) The Company may assign its obligations under the Plan with respect to participants whose employment is terminated and who are employed by a successor entity, provided that such successor entity agrees to assume such obligations with respect to such participants.

          13.3 Funding.

          (a) The Company shall make no provision for the funding of any undistributed Awards under the Plan that would cause the Plan to be a funded plan for purposes of Section 404(a) (5) of the Code or Title I of ERISA, or would cause the Plan to be other than an "unfunded and unsecured promise to pay money or other property in the future" under Treasury Regulations 'SS' 1.83-3(e). Except following a Change in Control, the Company shall have no obligation to make any arrangement for the accumulation of funds to pay any amounts under the Plan. Subject to the preceding sentence, the Company, in its sole discretion, may establish one or more grantor trusts described in subpart E, part I, subchapter J, chapter 1, subtitle A of the Code to accumulate shares of Common Stock or other amounts to pay amounts under the Plan, provided that the assets of such trusts shall be required to be used to satisfy the claims of the Company's general creditors in the event of the Company's bankruptcy or insolvency.

          (b) In the event that the Company shall decide to establish an advance accrual reserve on its books against the future expense of payments undistributed Awards, such reserve shall not under any circumstances be deemed any asset of the Plan but, at all times, shall remain a part of the general assets of the Company subject to the claims of the Company's general creditors.

          13.4 No Right, Title, or Interest in Company Assets. Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company, including any grantor trust described in
Section 13.3(a). The Plan is not intended to be subject to ERISA.

          13.5 No Right to Continued Employment. The participant's rights, if any, to continue in the employ of the Employer shall not be enlarged or otherwise affected by his or her participation in the Plan, and the Employer reserves the right to terminate the employment of any participant at any time, subject to any limitations or procedures as may be set forth in a separate employment or retention agreement between the Employer and such participant.

          13.6 Governing Law. The Plan, all awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws, except as superseded by applicable federal law.

                                   ARTICLE 14
                            AMENDMENT AND TERMINATION

          14.1 Right to Amend, Suspend or Terminate. The Board of Directors may amend, suspend or terminate the Plan and/or reduce Awards and Award Targets at any time with or without prior notice; provided, however, that no action authorized by this Section 14.1 shall impair any rights or benefits which theretofore vested hereunder without the written consent of the affected participants.

          14.2 Termination. Upon a termination of the Plan, the Committee may, but is not required to, pay out the Award Target or unvested Awards, either in whole or in part, under the Plan.

          14.3 No Impairment. The following events shall not constitute an impairment of any rights or benefits under the Plan: (a) any forfeiture of unvested Awards upon an amendment, suspension or termination of the Plan or (b) any amendment of the term "Change in Control," provided that such amendment shall not be effective for at least six (6) months following its adoption.

                                   APPENDIX I

  Strategic Goals-Based Award and Shareholder Return Goals-Based Award for the
                      Performance Period 2003 through 2005

A.   Strategic Goals-based Award

     1. Operating Profit Award - Sixty percent (60%) of the Strategic Goals-based Award will be based on the Company's Cumulative Operating Profit (the "Operating Profit Award"), determined as follows:

          a. After the end of the 2003 through 2005 Performance Period, the Committee shall determine the Company's Cumulative Operating Profit over the Performance Period.

          b. If the Company's Cumulative Operating Profit for the Performance Period is less than $525 million (the "Threshold Level"), participants shall earn no Operating Profit Award

          c. If the Company's Cumulative Operating Profit for the Performance Period is at least $525 million but less than $600 million (the "Target Level"), participants shall earn fifty percent (50%) of the Operating Profit Award.

          d. If the Company's Cumulative Operating Profit for the Performance Period is $600 million or higher but less than $720 million (the "Maximum Level"), participants shall earn one hundred percent (100%) of the Operating Profit Award

          e. If the Company's Cumulative Operating Profit for the Performance Period is $720 million or above, participants shall earn one hundred and twenty percent (120%) of the Operating Profit Award.

          f. The term "Cumulative Operating Profit" as used above means the cumulative operating profit of the Company and its consolidated subsidiaries for the Performance Period as determined by generally accepted accounting principals consistently applied.

          g. Cumulative Operating Profit amount between the Threshold Level, Target Level and Maximum Level are interpolated in whole percentage points to calculate the Awards.

          h. The Committee may in its sole discretion adjust the Cumulative Operating Profit goals set out above to reflect the acquisition and disposition of businesses and other unusual events occurring during the Performance Period.

     2. Debt-to-Total Capital Ratio Award - Twenty percent (20%) of the Strategic Goals-based Award will be based on the Company's Debt-to-Total Capital ratio (the "Debt-to-Total Capital Award"), determined as follows:

          a. After the end of the 2003 through 2005 Performance Period, the Committee shall determine the Company's Debt-to-Total Capital ratio at the end of the Performance Period.

          b. If the Company's Debt-to-Capital ratio is less than fifty percent (50%), participants will earn one hundred percent (100%) of the Debt-to-Total Capital Award.

          c. If the Company's Debt-to-Capital ratio is fifty percent (50%) or higher, participants will earn no Debt-to-Total Capital Award.

          d. The term "Debt" as used above means the Total Indebtedness of the Company and its consolidated subsidiaries as defined in the Company's Credit Agreement with J.P. Morgan, the Bank of America, and other banks dated as of June 18, 2001, and amended through January 1, 2003, (the "Credit Agreement") for the purposes of determining compliance under Section 6.11 of the Credit Agreement.

          e. The term "Total Capital" as used above means Debt plus total shareholder's equity as determined under generally accepted accounting principles for the Company's consolidated financial statements.

     3. Business Portfolio Award - Twenty percent (20%) of the Strategic Goals-based Award will be based on the successful repositioning of the Company's portfolio of businesses (the "Business Portfolio Award"), determined as follows:

          a. After the end of the 2003 through 2005 Performance Period, the Committee shall determine whether the Company has made substantial progress toward repositioning its portfolio of businesses, including effective acquisitions and disposals, consistent with the Company's strategy.

          b. If the Committee determines that such substantial progress has been made, participants shall earn one hundred percent (100%) of the Business Portfolio Award.

          c. If the Committee determines that such substantial progress has not been made, participants shall earn no Business Portfolio Award.

          d. If the Committee determines that an acceptable minimum level of progress has been made, the Committee may determine that a percentage of the Business Portfolio Award less than one hundred percent (100%) should be earned based on progress achieved.

B.   Shareholder Return-based Award

     1. Relative TSR Goal - After the end of the 2003 through 2005 Performance Period the Committee shall determine the Total Shareholder Return ("TSR") for each member of the group of companies listed below (the "Peer Group"), and shall rank the members of the Peer Group from highest to lowest TSR.

          a. If the committee determines that the Company's ranking in the Peer Group is first or second (including a tie for second), 150% of the Shareholder Return-based Award is potentially available to be earned by participants, depending on performance against the Stock Price Goal set out below.

          b. If the Committee determines that the Company's ranking in the Peer Group is not first or second but equals or exceeds the median, 100% of the Shareholder Return-based Award is potentially available to be earned by participants, depending on performance against the Stock Price Goal set out below.

          c. If the Committee determines that the Company's ranking in the Peer Group is below the median, none of the Shareholder Return-based Award is potentially available to be earned by participants; except that if the Stock Price Goal set out below is attained, fifty percent (50%) of the Shareholder Return-based Award is available.

          d. If any company in the Peer Group list set out below is not publicly traded on the New York Stock Exchange or NASDAQ at the end of the Performance Period, it will not be included as a peer company. If the number of companies in the Peer Group changes so that a single peer company cannot be determined as the median, the lower of the two companies ranked in the middle of the list will be deemed to be the median.

     2. Stock Price Goal - After the end of the 2003 through 2005 Performance Period the Committee shall determine the average of the Fair Market Values of the Company's Common Stock on each trading day during the Performance Period.

          a. If the average of such Fair Market Values during the last eleven calendar quarters of the Performance Period (April 1, 2003 through

               December 31, 2005) equals or exceeds the average of such Fair Market Values during the first calendar quarter of the Performance Period (January 1 though March 31, 2003), participants shall earn 100% of the Awards potentially available under Section 1 immediately above, depending on performance against the TSR goals, above.

          b. If the average of such Fair Market Values during such eleven calendar quarters is lower than the average of such Fair Market Values during such first calendar quarter, the Awards potentially available under Section 1 immediately above shall be reduced by one half, with the result that if the Company's TSR ranking in the Peer Group is below the median, participants earn none of the Shareholder Return-based Award.

C. The Committee in its sole discretion may make adjustments to any Award based on acquisitions, dispositions, and any other unusual item occurring after the commencement of the Performance Period.

     The Peer Group consists of:

          Cabot Corporation                         Lyondell Chemical Company

          Celanese AG                               Millennium Chemicals Inc.

          Dow Chemical Company                      NL Industries, Inc.

          Eastman Chemical Company                  NOVA Chemicals Corporation

          E.I. du Pont de Nemours and Company       PPG Industries Inc.

          Englehard Corporation                     Rohm and Haas Company

          Great Lakes Chemical Corporation          Solutia, Inc.

          Hercules Incorporated                     W.R. Grace & Co.

          International Flavors & Fragrances Inc.